EXHIBIT 10.21

September 22, 2004

Delivered by Hand

Mr. Joo-Hyung (Tommy) Lee
#201-1717 Bayshore Drive
Vancouver, B.C.
V6G 3H3:

Re: Termination of Employment and Severance Agreements

This letter will confirm our discussion of September 22, 2004 during which I advised you that as a result of corporate restructuring and downsizing your employment with MDSI will end effective close of business September 22, 2004.

As a result, the following severance package will be made available to you in order to assist you during the hopefully brief period that you will be without employment and to provide you with some financial security.

(a)     Severance — you will receive a lump sum termination payment in an amount equal to eighteen (18) months base salary ($300,000 CDN) in accordance with paragraph 12.4 of the Employment Agreement between you and MDSI, less applicable statutory withholdings and deductions. In accordance with paragraph 12.4 of the Employment Agreement, you are requested to advise the Company within five (5) working days whether you wish to receive this severance payment in a lump sum or in intervals over a defined period.

(b)     Benefits – the Company shall maintain you and your eligible dependents on record as of September 22, 2004, on the Company Benefit Program to March 31, 2006 or the date on which you find alternate employment, whichever comes first. Upon the expiration of these benefits, you may elect to convert the coverage into an individual policy. If you elect to do so, please contact Bob Olsen at Zlotnik, Lamb & Co. at 604-688-7208.

(c)     Employee Share Ownership Plan – if you have been participating in the Employee Share Ownership Plan, you may elect to authorize MDSI to continue to hold the total contribution made to be applied against future purchases of shares in accordance with the Plan or elect a refund of contributions. Please contact Delia Sy at 604-207-6304 with respect to your election.

(d)     Stock Options – all stock options granted to you by MDSI shall continue to vest to until March 22, 2006. You will have sixty (60) days from March 22, 2006 to exercise any vested options. Options not vested by March 22, 2006 shall be cancelled. Should you wish to exercise your options please contact Julie Wong at 604-207-6297.

(e)     Vacation – accrued vacation standing to your credit as of September 22, 2004 of 45.50 days shall be paid to you as soon as reasonably practical but no later than October 15, 2004.

(f)     Career Transition – the Company will provide you with access to the Career Transition program offered by Knightsbridge Career Management. This program allows you to fully participate in choosing services to best suit your needs to a maximum value of $5,000. You and your Knightsbridge consultant will jointly select appropriate services and manage your program to ensure maximum relevance and value. Should you wish to participate in this program please contact Ron Toffolo at 604-207-6298.

(g)     Letter of Reference – upon request, the Company will provide you with a letter of reference on mutually agreeable terms.

Your departure will be characterized internally and externally as a resignation initiated by you and you agree to resign as an officer of MDSI and or director of any of MDSI’s subsidiaries and corporate affiliates as applicable effective as of September 22, 2004.

All Company material which has been issued to you on loan, such as your employee security card, photo ID, parking pass, credit card, calling card, computer equipment and software, cellular phone and any other Company property issued to you must be returned prior to your final day of employment.

The payment as outlined in paragraph (a) above is conditional upon your execution of the Settlement and Release Agreement attached hereto, which is to be returned to me by no later than 5:00 p.m. September 29, 2004. It is understood and agreed that you have the opportunity to seek outside legal and/or financial counsel to consider this matter.

You are reminded of the conditions of your Employment Agreement and your duties and obligations with respect to non-disclosure of confidential information, trade secrets and work product and conflict of interest and non-competition.

I sincerely regret that this action had to be taken. I hope that the foregoing will assist you in planning for the future. On behalf of the Company we wish to thank you for your contribution to MDSI and wish you every success in your future endeavours.

Sincerely,

MDSI Mobile Data Solutions Inc.

Erik Dysthe
President and CEO

Tommy Lee - Termination of Employment and Severance Agreements	page 2 of 2

   23rd September 2004

   RE: Termination of Employment — Severance Payment Schedule

MDSI Mobile Data Solutions Inc. (“MDSI”) and Joo-Hyung (Tommy) Lee (“Mr. Lee”) agree to the following payment schedule for the severance package that MDSI will pay to Mr. Lee, as defined in Mr. Lee’s employment agreement with MDSI:

a.     Within 5 work days from the date of Mr. Lee’s employment termination, MDSI will pay Mr. Lee via direct deposit to his bank account the amount of $194,500 (in Canadian dollars, and before taxes) owed to Mr. Lee by MDSI, and in addition, MDSI will pay $15,500 (in Canadian dollars, and before taxes) to Mr. Lee’s RRSP account at TD Waterhouse (account number: 832718-S, name: Tommy J.H. Lee).

b.     On the date of January 3rd, 2005, MDSI will pay Mr. Lee via direct deposit to his bank account the amount of $73,800 (in Canadian dollars, and before taxes) owed to Mr. Lee by MDSI, and in addition, MDSI will pay $16,200 (in Canadian dollars, and before taxes) to Mr. Lee’s RRSP account at TD Waterhouse (account number: 832718-S, name: Tommy J.H. Lee). Address: #100 — 888 Dunsmuir St. Vancouver, B.C. V6C 3K4

It is agreed that Mr. Lee’s outstanding accrued vacation of 45.50 days (converted to equivalent amount in cash based on Mr. Lee’s salary) will be paid by MDSI to Mr’. Lee no later than October 15th, 2004.

With the exception of the above payments to the RRSP account, it is understood that the amounts paid will have applicable statutory withholdings and deductions applied.

It is understood that the bank account referred to above is the same as that used by MDSI to pay Mr. Lee’s biweekly salary while he was employed with MDSI.

Signed:

/s/ Joo-Hyung (Tommy) Lee	23rd Sept. 2004
Joo-Hyung (Tommy) Lee	Date

/s/ Ron Toffolo	Sept. 23/04
Ron Toffolo	Date
VP Human Resources
MDSI Authorized Signatory

RELEASE

1.     Joo-Hyung (Tommy) Lee (“Lee”) for such good and valuable consideration as set out in the “Re: Termination of Employment and Severance Agreement” letter of September 22, 2004 to Lee from MDSI Mobile Data Solutions Inc. (“MDSI”) and for other good and valuable consideration, does forever release and forever discharge MDSI from any and all manners of claims, causes of action, proceedings, complaints, damages, costs, disbursements, liabilities and obligations of any nature or kind whatsoever known or unknown whether in law or in equity or pursuant to statute, which, as against MDSI or other such persons or any of them Lee has ever had or now has by reason of or arising out of any cause, matter or thing whatsoever occurring or existing and without limiting the generality of the foregoing, any matter, cause, or thing relating to or arising out of Lee’s employment with MDSI, his contract of employment with MDSI, or the termination of Lee’s employment with MDSI, and any other claim for damages, notice, payment in lieu of notice, wrongful dismissal, severance pay, loss of benefits, pension issues, incentive or any other bonus program, profit sharing, stock distribution, stock options or stock purchase rights, vacation pay or any claims under the British Columbia Employment Standards Act or Human Rights Code.

2.     This Release is binding upon and enures to the benefit of Lee’s heirs, executors, administrators, assigns, committees and trustees.

3.     This Release is binding upon and enures to the benefit of MDSI’s directors, officers, employees, agents, predecessors, successors, assigns, liquidators, receivers, receiver managers, trustees, owners and shareholders.

4.     In the event withholdings have not been deducted which should have been deducted, Lee shall indemnify and save harmless MDSI from any resulting liabilities, obligations, and costs regarding any claims which Canada Customs and Revenue Agency, Employment Insurance Commission or any other government agency or department may have with respect to any payments made to or on behalf of Lee.

5.     Lee acknowledges that the facts in respect of which this Release is made may prove to be other than or different from the facts in that connection now known or believed by Lee to be true. Lee accepts and assumes the risk of the facts being different and agrees that this Release shall be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any differences in facts.

6.     Lee agrees to keep the terms of this Release strictly confidential and will not disclose any information with respect to this Release to any one with the exception of his legal or financial advisors, unless compelled to do so by law or court order.

7.     Lee agrees he will not make any statement or publish any document which is defamatory about or concerning MDSI or any person who holds or has held the position of officer or director of MDSI.

8.     It is agreed that the consideration and this Release are not admissions of liability.

9.     Lee acknowledges that this Release has been executed voluntarily after receiving legal advice.

10.     The Release is given voluntarily for the purposes of making a full and final settlement of all of Lee’s claims whatsoever arising against MDSI.

11.     The terms of the Release are contractual and not recitals.

12.     This Release is governed by the laws of British Columbia.

        Dated at Richmond, the 23rd day of September 2004.

SIGNED, SEALED AND DELIVERED by Joo-Hyung (Tommy))
Lee in the presence of	)
)
/s/ Ron Toffolo	)	/s/ Joo-Hyung Lee
Witness	)	Joo-Hyung (Tommy) Lee